ENHANCED MANAGEMENT CORPORATION, INC.
                          (A Development Stage Company)

                          Index to Financial Statements

                                                                            Page
Independent auditors' report................................................F-2

Balance sheet, December 7, 1999.............................................F-3

Statement of operations, from November 29, 1999 (inception)
     through December 7, 1999...............................................F-4

Statement of shareholder's deficit, from November 29, 1999 (inception)
     through December 7, 1999...............................................F-5

Statement of cash flows, from November 29, 1999 (inception)
     through December 7, 1999...............................................F-6

Summary of significant accounting policies..................................F-7

Notes to financial statements...............................................F-10

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Enhanced Management Corporation


We have audited the balance sheet of Enhanced Management Corporation (a development stage company) as of December 7, 1999 and the related statements of operations, shareholder's deficit and cash flows from December 2, 1999 (inception) through December 7, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Enhanced Management Corporation as of
December 7, 1999 and the results of its operations and its cash flows from December 2, 1999 (inception) through December 7, 1999, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in the Summary of Significant Accounting Policies, the Company has no revenues and has experienced a significant operating loss for the period ended December 7, 1999, which raises a substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in the Summary of Significant Accounting Policies. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ Cordovano and Harvey, P.C.
------------------------------
Cordovano and Harvey, P.C.
Denver, Colorado
December 10, 1999


                             ENHANCED MANAGEMENT CORPORATION
                              (A Development Stage Company)

                                      BALANCE SHEET

                                    December 7, 1999

                                         ASSETS

DEFERRED OFFERING COSTS ......................................................   $ 1,500
                                                                                 -------

                                                                  TOTAL ASSETS   $ 1,500
                                                                                 =======


                      LIABILITIES AND SHAREHOLDER'S DEFICIT

LIABILITIES
      Accrued liabilities ....................................................   $ 2,081
                                                                                 -------
                                                             TOTAL LIABILITIES     2,081
                                                                                 -------

SHAREHOLDER'S DEFICIT (Note B)
      Preferred stock, $.001 par value; 20,000,000 shares authorized;
        -0- shares issued and outstanding ....................................      --
      Common stock, $.001 par value; 100,000,000 shares authorized;
        3,800,000 shares issued and outstanding ..............................     3,800
      Deficit accumulated during development stage ...........................    (4,381)
                                                                                 -------
                                                   TOTAL SHAREHOLDER'S DEFICIT      (581)
                                                                                 -------

                                   TOTAL LIABILITIES AND SHAREHOLDER'S DEFICIT   $ 1,500
                                                                                 =======





             See accompanying summary of significant accounting policies and notes to the financial statements.

                                          F-3

                         ENHANCED MANAGEMENT CORPORATION
                          (A Development Stage Company)

                             STATEMENT OF OPERATIONS

             November 29, 1999 (inception) through December 7, 1999

OPERATING EXPENSES
     Stock-based compensation (Note B) ..........................   $     3,800
     Payroll taxes ..............................................           581
                                                                    -----------
                                     NET LOSS BEFORE INCOME TAXES        (4,381)

INCOME TAXES (Note C) ...........................................          --
                                                                    -----------
                                                         NET LOSS   $    (4,381)
                                                                    ===========


Basic loss per common share .....................................   $         *
                                                                    ===========
Basic weighted average common shares outstanding ................     3,377,778
                                                                    ===========




 *   Less than $.01 per share







         See accompanying summary of significant accounting policies and notes to the financial statements.



                                           ENHANCED MANAGEMENT CORPORATION
                                            (A Development Stage Company)

                                          STATEMENT OF SHAREHOLDER'S DEFICIT

                                 November 29, 1999 (inception) through December 7, 1999

                                                                                                           Deficit
                                                                                                         Accumulated
                                                                                                         During the
                                                           Preferred stock           Common Stock        Development
                                                          Shares   Par Value      Shares     Par Value      Stage          Total
                                                          ------   ---------      ------     ---------      -----          -----
November 30, 1999, shares issued to officer for
   services related to organizing the Company,
   valued at the fair value of the services
   ($.001/share) (Note B)................................    --    $     --      3,800,000   $    3,800   $     --      $    3,800

Net loss for the nine days ended
   December 7, 1999......................................    --          --           --           --         (4,381)       (4,381)
                                                          ------   ----------   ----------   ----------   ----------    ----------
                             BALANCE, DECEMBER 7, 1999       --    $     --      3,800,000   $    3,800   $   (4,381)   $     (581)
                                                          ======   ==========   ==========   ==========   ==========    ==========








                            See accompanying summary of significant accounting policies and notes to the financial statements.

                                                        F-5

                              RECIPES DIRECT, INC.
                          (A Development Stage Company)

                             STATEMENT OF CASH FLOWS

             December 2, 1999 (inception) through December 7, 1999

OPERATING ACTIVITIES
     Net loss ......................................................    $(4,381)

     Transactions not requiring cash:
        Common stock issued for services (Note B) ..................      3,800

     Changes in operating liabilities:
        Deferred offering costs ....................................     (1,500)
        Accrued liabilities ........................................      2,081
                                                                        -------
                                                  NET CASH (USED IN)
                                                OPERATING ACTIVITIES       --
                                                                        -------

                                                  NET CHANGE IN CASH       --
Cash, beginning of period ..........................................       --
                                                                        -------
                                                 CASH, END OF PERIOD    $  --
                                                                        =======


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
     Interest ......................................................    $  --
                                                                        =======
     Income taxes ..................................................    $  --
                                                                        =======






           See accompanying summary of significant accounting policies and notes to the financial statements.

                         ENHANCED MANAGEMENT CORPORATION
                          (A Development Stage Company)

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Development stage company

Enhanced Management Corporation (the "Company") is in the development stage in accordance with Financial Accounting Standards Board Statements of Financial Accounting Standards (SFAS) No. 7, "Accounting and Reporting by Development Stage Enterprises".

Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash equivalents

For the purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Income taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the recorded book basis and the tax basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future federal income taxes.

Earnings (loss) per share

The Company reports earnings (loss) per share using a dual presentation of basic and diluted earnings per share. Basic earnings (loss) per share excludes the impact of common stock equivalents. Diluted earnings (loss) per share utilizes the average market price per share when applying the treasury stock method in determining common stock equivalents. However, the Company has a simple capital structure for the period presented and, therefore, there is no variance between the basic and diluted earnings (loss) per share.

Year-end

The Company selected December 31 as its accounting and tax year-end.

                         ENHANCED MANAGEMENT CORPORATION
                          (A Development Stage Company)

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Stock-based compensation

SFAS No. 123, "Accounting for Stock-Based Compensation" was issued in October 1995. This accounting standard permits the use of either a "fair value based method" or the "intrinsic value method" defined in Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" (APB 25) to account for stock-based compensation arrangements.

Companies that elect to use the method provided in APB 25 are required to disclose pro forma net income and pro forma earnings per share information that would have resulted from the use of the fair value based method. The Company adopted SFAS No. 123 during the period ended December 7, 1999; however, the Company has elected to continue to determine the value of stock-based compensation arrangements under the provisions of APB 25. No pro forma disclosures have been included with the accompanying financial statements as there was no pro forma effect to the Company's net loss or loss per share.

New accounting pronouncements

The Company has adopted the following new accounting pronouncements for the period ended December 7, 1999. There was no effect on the financial statements presented from the adoption of the new pronouncements. SFAS No. 130, "Reporting Comprehensive Income," requires the reporting and display of total comprehensive income and its components in a full set of general-purpose financial statements. The Company did not have comprehensive income for the periods presented; therefore, comprehensive income and net income are equal. SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," is based on the "management" approach for reporting segments. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosure about the Company's products, the geographic areas in which it earns revenue and holds long-lived assets, and its major customers. SFAS 131 is not applicable, as the Company had no revenue-producing operations for the periods presented. SFAS No. 132, "Employers' Disclosures about Pensions and Other Post-retirement Benefits," which requires additional disclosures about pension and other post-retirement benefit plans, but does not change the measurement or recognition of those plans. SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" requires an entity to recognize all derivatives on a balance sheet, measured at fair value. The Company had no derivatives at October 31, 1999. Statement of Position ("SOP") 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" requires that entities capitalize certain internal-use software costs once certain criteria are met. SOP 98-5, "Reporting on the Costs of Start-Up Activities" provides, among other things, guidance on the reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. The Company will continue to review these new accounting pronouncements over time to determine if any additional disclosures are necessary based on evolving circumstances.

                         ENHANCED MANAGEMENT CORPORATION
                          (A Development Stage Company)

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company is a development stage company with no revenue as of December 7, 1999 and has incurred a loss of $4,381 for the period from December 2, 1999 (inception) through December 7, 1999. This factor, among others, may indicate that the Company will be unable to continue as a going concern for reasonable period of time.

The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis and ultimately to attain profitability. The Company's management intends to file a Form SB-2 Registration Statement under the Securities Act of 1933, as amended, during the first quarter of 2000 to help fund the Company's operations as it expands. The Company plans to offer a minimum of 400,000 and a maximum of 1,200,000 shares of its $.001 par value common stock at a price of $.05 per share and raise $20,000 minimum to $60,000 maximum on a "best efforts" basis. The Company plans to conduct the offering through its executive officers and directors.

                         ENHANCED MANAGEMENT CORPORATION
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

NOTE A:  BACKGROUND

The Company was incorporated under the laws of California on December 2, 1999. The principal activities since inception have been organizational matters and the issuance of shares of its $.001 par value common stock. The Company was formed to offer college-bound persons the ability to search and download college and university applications online.

NOTE B:  RELATED PARTY TRANSACTIONS

On December 3, 1999, the Board of Directors approved the issuance of 3,800,000 shares of the Company's $.001 par value restricted common stock to an officer/director of the Company in exchange for incorporation fees and services related to the organization of the Company. The transaction was recorded at the fair value of the services rendered, which totaled $3,800. At the transaction date, there was no market value in the Company's stock. This amount, $3,800, is included in the accompanying financial statements as stock-based compensation expense. The Company also recorded $581 in payroll tax expense related to the stock-based compensation. These shares are "restricted securities" and may be sold only in compliance with Rule 144 of the Securities Act of 1933, as amended.

An officer provided office space to the Company for the period presented. No expense was recognized for the six days ended December 7, 1999.

NOTE C:  INCOME TAXES

A reconciliation of the U.S. statutory federal income tax rate to the effective rate is as follows:

                                                         December 7,
                                                            1999
                                                            ----

                U. S. Federal statutory graduated rate.. 15.00% State income tax rate,
                   net of federal benefit ..............     7.51%
                Net operating loss for which no tax
                   benefit is currently available ......   -22.51%
                                                           -------
                                                             0.00%
                                                           =======


At December 7, 1999, deferred taxes consisted of a net tax asset of $986, due to operating loss carryforwards of $4,381, which was fully allowed for, in the valuation allowance of $986. The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The change in the valuation allowance from December 2, 1999 (inception) through December 7, 1999 was $986. Net operating loss carryforwards will expire in 2019.

                         ENHANCED MANAGEMENT CORPORATION
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

NOTE C:  INCOME TAXES, CONTINUED

The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the asset will be realized. At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax asset is no longer impaired and the allowance is no longer required.

NOTE D:  YEAR 2000 COMPLIANCE

The Year 2000 issue (Y2K) is the result of computer programs written using two digits rather than four to define the applicable year. Any of the Company's computer and telecommunications programs that have date sensitive software may recognize a date using "00" as the year 1900 instead of 2000. This could result in system failure or miscalculations causing disruptions in operations, including the ability to process transactions, send invoices, or engage in similar normal business activities. The Company had no equipment or software at December 7, 1999.

The Company cannot determine the extent to which it is vulnerable to third parties' failure to remediate their own Y2K problems. As a result, there can be no guarantee that the systems of other companies on which the Company's business relies will be timely converted, or that failure to convert by another company, or a conversion that is incompatible with the Company's systems, would have a material adverse affect on the Company. In view of the foregoing, there can be no assurance that the Y2K issue will not have a material adverse effect on the Company's business.